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                                                                       EXHIBIT 1

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                          NORTH AMERICAN PALLADIUM LTD.

        NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS MAY 28, 2003

Notice is hereby given that the annual and special meeting of shareholders (the "Meeting") of North American Palladium Ltd. ("NAP" or the "Corporation") will be held at the St. Andrew's Club and Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario, Canada on Wednesday May 28, 2003, at 10:00 a.m. (local time) for the following purposes:

1. to receive the Audited Consolidated Financial Statements of the Corporation for the year ended December 31, 2002 and the report of the Auditors thereon;

2.      to elect directors of the Corporation for the ensuing year;

3. to consider and, if thought fit, approve the appointment of Ernst & Young LLP, Chartered Accountants, as the Auditors for the Corporation and to authorize the directors of the Corporation to fix their remuneration;

4. to consider and, if thought fit, to pass, with or without variation, a resolution, approving certain amendments to the 1995 Group RRSP Share Issuance Plan (the "RRSP Plan") of the Corporation to provide the option to satisfy payments to the RRSP Plan in cash or common shares of the Corporation from treasury, or a combination thereof, all as more particularly described in the accompanying Proxy Circular;

5. to consider and, if thought fit, to pass, with or without variation, a resolution, ratifying and confirming the new general by-law no. 1 of the Corporation, all as more particularly described in the accompanying Proxy Circular; and

6. to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

A copy of the Annual Report including the 2002 Audited Consolidated Financial Statements to be submitted to the Meeting, together with the Management Proxy Circular and form of Proxy with respect to matters to be dealt with at the Meeting, are included herewith.

By resolution of the Board of Directors of the Corporation, shareholders of record at the close of business on April 16, 2003, will be entitled to notice of and to vote at the Meeting in person or by proxy.

DATED at Toronto, Ontario as of the 9th day of April, 2003.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            "Michael P. Amsden" (signed)

                                            Michael P. Amsden
                                            Chairman

Note: Shareholders who are unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy. All forms of proxy must be deposited with Computershare Trust Company of Canada no later than 5 pm (local time) two business days preceding the Meeting or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.